SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                        COMMISSION FILE NUMBER 001-09327

                           NOTIFICATION OF LATE FILING

                                  (Check One):

                          |_| Form 10-K and Form 10-KSB
                                  |_| Form 11-K
                                  |_| Form 20-F
                          |X| Form 10-Q and Form 10-QSB
                                 |_| Form N-SAR


                         For Period Ended: June 30, 2006

                       |_| Transition Report on Form 10-K
                       |_| Transition Report on Form 10-Q
                       |_| Transition Report on Form 20-F
                       |_| Transition Report on Form N-SAR
                       |_| Transition Report on Form 11-K


                      For the Transition Period Ended: N/A


                Nothing in this form shall be construed to imply
                      that the Commission has verified any
                          information contained herein.


      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A

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                         PART I. REGISTRANT INFORMATION.


             Full name of registrant: Universal Detection Technology


                         Former name if applicable: N/A


                      Address of principal executive office


               (Street and number): 9595 Wilshire Bvld., Suite 700


            City, state and zip code: Beverly Hills, California 90212


                        PART II. RULE 12B-25 (b) AND (c)


                If the subject report could not be filed without
                unreasonable effort or expense and the registrant
                  seeks relief pursuant to Rule 12b-25(b), the
             following should be completed. (Check appropriate box.)

|X|   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated ( without unreasonable effort or expense;

|X|   (b) The subject annual report, semi-annual report, transition report on
          Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|  (c)  The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if ( applicable.

                              PART III. NARRATIVE.

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Form 10-QSB for the period ended June 30, 2006 for Universal Detection Technology could not be filed within the prescribed period because the Company was unable to complete certain financial information critical to filing a timely and accurate report. Such inability could not have been eliminated by the Registrant without unreasonable effort or expense.

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                           PART IV. OTHER INFORMATION.

(1) Name and telephone number of person to contact in regard to this notification:

       Jacues Tizabi                (310)                       248-3655
       -------------             -----------                -----------------
          (Name)                 (Area Code)                (Telephone Number)

(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     |X| Yes            |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     |_| Yes            |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                         UNIVERSAL DETECTION TECHNOLOGY
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 14, 2006               By:  /s/ Jacques Tizabi
                                          -------------------------------------
                                          Jacques Tizabi, Chief Executive
                                          Officer, Acting Chief Financial
                                          Officer


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